Exhibit 10.1
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

UNITED STATES OF AMERICA	No.
v.
LAWSON PRODUCTS, INC.	Judge
DEFERRED PROSECUTION AGREEMENT
     Defendant LAWSON PRODUCTS, INC. (“LAWSON PRODUCTS”), a company headquartered in Des Plaines, Illinois, by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the UNITED STATES OF AMERICA, through PATRICK J. FITZGERALD, United States Attorney for the Northern District of Illinois, enter into this Deferred Prosecution Agreement (“the Agreement”), which shall apply to LAWSON PRODUCTS and all its affiliates and subsidiaries, including Drummond American Corporation and Cronatron Welding Systems, Inc. The terms and conditions of this agreement are as follows:
          LAWSON PRODUCTS accepts and acknowledges that, in connection with the execution of this Agreement, the United States will file a one-count criminal Information (attached hereto as Appendix A) in the United States District Court for the Northern District of Illinois. The Information will charge LAWSON PRODUCTS with mail fraud, in violation of 18 U.S.C. § 1341. LAWSON PRODUCTS knowingly and voluntarily waives its right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, 18 U.S.C. § 3164, and Federal Rule of

Criminal Procedure 48(b). Prosecution of LAWSON PRODUCTS on the charge set forth in the Information shall be deferred for a three-year period. As further provided below, if LAWSON PRODUCTS fully complies with its obligations under this Agreement during the Agreement’s three-year term, the United States will dismiss the Information with prejudice.
     2. LAWSON PRODUCTS admits, accepts, and acknowledges that it is responsible for the acts of its officers, employees, and sales agents, as set forth in the Information and the Statement of Facts attached as Appendix B to this Agreement (the “Statement of Facts”), and that the facts described therein are true and accurate. Should the United States initiate the prosecution that is deferred by this Agreement, LAWSON PRODUCTS agrees that it will neither contest the admissibility of, nor contradict, in any criminal proceeding or civil forfeiture proceeding, the Statement of Facts.
     3. LAWSON PRODUCTS agrees to place a total of $30,000,000 in an escrow account to fund the payment of restitution and a civil forfeiture judgment as further set forth below. LAWSON PRODUCTS will fund this escrow account in three equal payments of $10,000,000. LAWSON PRODUCTS shall make the first $10,000,000 payment on or before the date that LAWSON PRODUCTS executes this Agreement. LAWSON PRODUCTS shall make its subsequent two $10,000,000 payments within twelve months and twenty-four months of its execution of this Agreement. At any point, should a controlling interest in LAWSON PRODUCTS be sold, the remaining payments shall be accelerated and due at the closing of that sale.

     4. LAWSON PRODUCTS acknowledges that the United States will file a complaint for in rem civil forfeiture, which is attached as Appendix C to this Agreement (the “Forfeiture Petition”), for forfeiture of the funds in the escrow account described in paragraph 3. LAWSON PRODUCTS agrees not to contest the forfeiture of this property in the civil forfeiture proceeding. LAWSON PRODUCTS further agrees to the entry of a judgment with respect to the civil forfeiture proceeding. LAWSON PRODUCTS agrees that the funds in the escrow account shall be forfeited and disposed of according to law. LAWSON PRODUCTS and the United States agree that the forfeiture of the funds in the escrow account, once fully funded by LAW SON PRODUCTS pursuant to paragraph 3, shall satisfy all monetary claims by the United States with respect to the civil forfeiture action. Nothing, including a dismissal of the Information or a breach by LAWSON PRODUCTS of this Agreement, shall cause any portion of the funds in the escrow account forfeited pursuant to the civil forfeiture judgment to be refunded. The United States agrees, however, that in the event of a subsequent breach and prosecution, it will recommend to the Court that the amount forfeited pursuant to this Agreement be offset against any monetary penalty the Court may impose as part of its judgment. LAWSON PRODUCTS understands that such a recommendation will not be binding on the Court.
     5. LAWSON PRODUCTS acknowledges that if it were convicted of mail fraud, as charged in the information, that it would be obligated to provide restitution to the victims of the scheme, pursuant to 18 U.S.C. § 3663A. The United States and LAWSON

PRODUCTS have agreed that LAWSON PRODUCTS will make restitution payments to customers of LAWSON PRODUCTS that (a) employed individuals who received over $10,000 in Winners Choice checks; (b) employed individuals who have been or later are convicted of mail fraud as a result of their receipt of Winners Choice checks; or (c) purchased LAWSON PRODUCTS merchandise from sales agents who have been or later are convicted of mail fraud for providing Winners Choice checks to the customers’ employees (collectively, “the Victims”). Accordingly, LAWSON PRODUCTS agrees to pay restitution in a total amount of $806,431, as set out in Appendix D. In making these payments, LAWSON PRODUCTS further agrees to advise the Victims in writing as to the circumstances leading to the payments.
     6. LAWSON PRODUCTS hereby represents and warrants that it will not re-employ as an officer or elect as a director any individual who formerly served in either of those positions, and who left such a position with the company on or before the date of this Agreement.
     7. This Agreement shall be in effect for three years from the date of its execution (except as provided below in Paragraph 15 of this Agreement, which provides for earlier termination under certain circumstances involving a sale of LAWSON PRODUCTS). During the term of this Agreement, LAWSON PRODUCTS agrees to cooperate fully with the United States Attorney’s Office for the Northern District of Illinois and any other authority or agency investigating LAWSON PRODUCTS or any of its present or former directors, officers, employees, or sales agents, in any and all matters relating to corrupt payments or benefits in connection with its sales or operations. LAWSON PRODUCTS agrees that its cooperation shall include, but not be limited to, the following:
          a. LAWSON PRODUCTS shall provide the United States with all documents and records that the United States requests and are not subject to valid claims of attorney-client or work product privileges. The United States shall not assert that any act by LAWSON PRODUCTS known to the United States as of the date of this Agreement constitutes a waiver of its attorney-client or work product privileges in any respect as to matters relating to the scheme described in the Information and Statement of Facts.
          b. LAWSON PRODUCTS shall designate knowledgeable present or Former directors, executives, officers, or employees to provide the United States with information regarding matters under investigation that the United States requests. LAWSON PRODUCTS shall use its best efforts to make available for interviews or testimony, as requested by the United States, present or former directors, executives, officers, and employees of LAWSON PRODUCTS or any of its present or former affiliates and subsidiaries. This includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with law enforcement authorities. LAWSON PRODUCTS will use its best efforts to ensure that the information that it provides in this manner is complete, truthful, and accurate.

          c. With respect to any information, testimony, document, record, or other tangible evidence provided to the United States pursuant to this Agreement, LAWSON PRODUCTS consents to any and all disclosures to other government agencies, including federal and state agencies, of such materials as the United States, in its sole discretion, shall deem appropriate.
     8. LAWSON PRODUCTS has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of federal and state anti-corruption laws throughout its sales and operations, including those by its affiliates and subsidiaries. LAWSON PRODUCTS has disclosed the components of its compliance and ethics program to the United States. LAWSON PRODUCTS agrees during the term of this Agreement to immediately notify the United States Attorney’s Office for the Northern District of Illinois of any violation or suspected violation of federal and state anti-corruption laws that it receives notice of or detects.
     9. LAWSON PRODUCTS expressly agrees that it shall not, through its present or future attorneys, directors, executives, officers, or any other person authorized to speak for the company, make any public statement, in litigation or otherwise, contradicting LAWSON PRODUCTS’s acceptance of responsibility set forth above or the factual statements set forth in the Statement of Facts. Any such contradictory statement shall constitute a breach of this Agreement as governed by Paragraph 13, and LAWSON PRODUCTS thereafter would be subject to prosecution as set forth in Paragraphs 13 and 14 of this Agreement. The decision of whether any public statement contradicts the Statement of Facts shall be solely that of the United States. Should the United States determine that a public statement by any such person contradicts the Statement of Facts, the United States shall notify LAWSON PRODUCTS. LAWSON PRODUCTS may avoid a breach of this Agreement by publicly repudiating such statement within 48 hours after such notification.
     10. If LAWSON PRODUCTS is in full compliance with all of its obligations under this Agreement, the United States, within thirty days of the expiration of the period set forth in paragraph 7 above, will seek dismissal with prejudice of the Information filed against LAWSON PRODUCTS pursuant to Paragraph 1 and this Agreement shall expire.
     11. If the United States determines, in its sole discretion, that LAWSON PRODUCTS, at any time between the execution of this Agreement and completion of defendant’s cooperation, provided deliberately false, incomplete, or misleading information under this Agreement, has committed any federal or state crime subsequent to the date of this Agreement, or has otherwise violated any provision of this Agreement, LAWSON PRODUCTS shall thereafter be subject to prosecution for any federal criminal violation of which the United States has knowledge. Any such prosecutions may be premised on information provided by LAWSON PRODUCTS, including the Statement of Facts, which shall be admissible at any trial of LAWSON PRODUCTS. Moreover, LAWSON PRODUCTS agrees that any prosecutions that are not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against LAWSON PRODUCTS in accordance with this Agreement.
     12. Should the United States determine, in its sole discretion, that LAWSON PRODUCTS has, at any time between the execution and termination of this Agreement as set forth in paragraph 7, committed any federal or state crime, provided deliberately false, incomplete, or misleading information under this Agreement, or has otherwise knowingly and willfully breached any other material provision of this Agreement, the United States shall provide written notice to LAWSON PRODUCTS of the alleged breach and provide LAWSON PRODUCTS with a two-week period from receipt of such notice in which to make a presentation to the United States to demonstrate that no federal or state crime was committed, no breach occurred, or, to the extent applicable, that the breach was not material or knowingly and willfully committed or has been cured.
     13. In the event that the United States still determines, in its sole discretion and after providing LAWSON PRODUCTS with notice of the alleged breach and an opportunity to make a presentation, that LAWSON PRODUCTS has committed any federal or state crime, provided deliberately false, incomplete, or misleading information under this Agreement, or has otherwise knowingly and willfully breached any other material provision of this Agreement: (a) all statements made by or on behalf of LAWSON PRODUCTS to the United States, the Statement of Facts executed in connection with this Agreement, and any testimony given by LAWSON PRODUCTS before a grand jury, shall be admissible in evidence in any criminal proceeding brought by the United States against LAWSON PRODUCTS, and (b) LAWSON PRODUCTS shall not assert any claim that any statements made by or on behalf of LAWSON PRODUCTS are inadmissible or should be suppressed.
     14. LAWSON PRODUCTS acknowledges that the United States has made no representations, assurances, or promises concerning what sentence may be imposed by the Court should LAWSON PRODUCTS breach this Agreement and this matter proceed to judgment. LAWSON PRODUCTS further acknowledges that any such sentence would be solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
     15. LAWSON PRODUCTS agrees that in the event it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale is structured as a stock or asset sale, it shall include in any contract for sale or merger a provision binding the purchaser or successor to the obligations described in the Agreement; provided, however, that if there should occur a corporate transaction whereby LAWSON PRODUCTS sells substantially all of its assets or engages in a merger or similar transaction whereby LAWSON PRODUCTS is not a surviving corporate entity; and provided the $30,000,000 obligation and restitution provided for herein in paragraphs 3 and 5 has been paid and satisfied; and further provided that the new entity controlling the former assets or business of LAWSON PRODUCTS is not controlled by a person or entity that has a significant previous affiliation with LAWSON PRODUCTS, then the United States agrees to terminate this Agreement and dismiss the Information within 30 days after the transaction or by August 11, 2009, whichever comes later. In the event that LAWSON PRODUCTS continues in existence following such sale and is not transferring title to any substantial portion of its assets pursuant to such sale, LAWSON PRODUCTS rather than the purchaser of those assets remains obligated under the Agreement.
     16. This Agreement is binding on LAWSON PRODUCTS and the United States Attorney’s Office for the Northern District of Illinois, but specifically does not bind any other federal agencies, or any state or local law enforcement or regulatory agencies, although the United States Attorney’s Office for the Northern District of Illinois will bring the cooperation of LAWSON PRODUCTS and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by LAWSON PRODUCTS and its attorneys.
     17. This Agreement is entirely voluntary and represents all the terms of the Deferred Prosecution Agreement between LAWSON PRODUCTS and the United States Attorney. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the United States Attorney, LAWSON PRODUCTS’s attorneys, and a duly authorized representative of LAWSON PRODUCTS.
     18. Any notice to LAWSON PRODUCTS under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail,

addressed to William Heinz, Jenner & Block, 330 North Wabash Avenue, Chicago, IL 60611.
Notice shall be effective upon actual receipt by LAWSON PRODUCTS.
AGREED:
     For LAWSON PRODUCTS:

/s/ Thomas J. Neri THOMAS J. NERI	/s/ Williarn D. Heinz WILLIAM D. HEINZ
President and Chief Executive Officer	JENNER & BLOCK
Lawson Products, Inc.	Counsel for Lawson Products, Inc.

For the UNITED STATES OF AMERICA:

/s/ Patrick J. Fitzgerald PATRICK J. FITZGERALD	/s/ Brandon D. Fox BRANDON D. FOX
United States Attorney	NANCY MILLER
KRUTI TRIVEDI
Assistant United States Attorneys

OFFICER’S CERTIFICATE
     I have read this Agreement and carefully reviewed every part of it with counsel for Lawson Products, Inc. (“Lawson Products”). I understand the terms of this Agreement and voluntarily agree, on behalf of Lawson Products, to each of its terms. Before signing this Agreement, I consulted with the attorney for Lawson Products. The attorney fully advised me of Lawson Product’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.
     I have carefully reviewed this Agreement with the Board of Directors of Lawson Products. I have advised and caused investigative and outside counsel for Lawson Products to advise that Board fully of Lawson Product’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement. No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me or, to my knowledge, any person authorizing this Agreement on behalf of Lawson Products, in any way to enter into this Agreement. I am also satisfied with Lawson Product’s representation in this matter.

I certify that I am an officer of Lawson Products and that I have been duly authorized by Lawson Products to execute this Agreement on behalf of Lawson Products and all the subsidiaries named herein.

Lawson Products, Inc.
Date: August 11 , 2008	By:	/s/ Thomas J. Neri
THOMAS J. NERI
President and Chief Executive Officer Lawson Products, Inc.

2

Appendix A
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

UNITED STATES OF AMERICA	)
)
v.	)	Violation: Title 18, United States Code,
	)	Sections 1341 and 1346
LAWSON PRODUCTS, INC.	)
     The UNITED STATES ATTORNEY charges:
     1. At times material to this count:
          a. Defendant LAWSON PRODUCTS, INC. (“LAWSON PRODUCTS”) was a publicly traded company organized under the laws of the State of Delaware, with its principal offices in Des Plaines, Illinois. Defendant LAWSON PRODUCTS was a distributor and marketer of systems, services and products sold to various entities in the public and private sectors. Defendant LAWSON PRODUCTS was the parent company of several subsidiaries, including Drummond American Corporation and Cronatron Welding- Systems, Inc. Defendant LAWSON PRODUCTS generated approximately $400 million in sales annually.
          b. Defendant LAWSON PRODUCTS had two divisions: maintenance and repair operation (the “MRO business”) and original equipment manufacturing (the “OEM business”). Defendant LAWSON PRODUCTS sold its MRO products through sales agents. These sales agents generally were permitted by defendant LAWSON PRODUCTS to negotiate with its customers over the prices their customers would pay for defendant LAWSON PRODUCTS merchandise. As a general rule, defendant LAWSON PRODUCTS’s profits and the sales agents’ commissions were greater if they sold products at higher prices.

          c. Defendant LAWSON PRODUCTS maintained programs for its MRO business through which sales agents could provide items of value to individuals for purchasing defendant LAWSON PRODUCTS merchandise on behalf of those individuals’ employers (the “Illicit Programs”). Among the Illicit Programs were Winners Choice, Cavalcade of Awards, LPI, and Spike Special. Defendant LAWSON PRODUCTS administered these Illicit Programs through its Merchandising Department.
          d. Defendant LAWSON PRODUCTS and its sales agents often provided a greater amount of rewards through these Illicit Programs if the individuals ordered a greater amount of defendant LAWSON PRODUCTS merchandise on behalf of their employers. Some defendant LAWSON PRODUCTS sales agents received training suggesting that they provide the customers’ employees with rewards through the Illicit Programs totaling approximately four to five percent of the amount of the sale.
          e. Defendant LAWSON PRODUCTS set up “promotional funds” for each sales agent that allowed defendant LAWSON PRODUCTS and the sales agents to split the cost of the Illicit Programs. When a sales agent’s customer ordered merchandise, defendant LAWSON PRODUCTS placed a percentage of the order, based on the amount of commission earned by the sales agent, into the promotional fund, up to a certain maximum dollar amount. A sales agent could then use the promotional fund to pay for at least a portion of the costs of items from the Illicit Programs. The sales agent would pay the remainder of the costs of items from the Illicit Programs out of the commissions the sales agents earned.

Winners Choice
          f. Winners Choice was a program in which defendant LAWSON PRODUCTS directed a third-party named Keogh, Inc. (“Keogh”) to issue checks payable to employees of defendant LAWSON PRODUCTS’s customers and to retail stores selected by the recipients of the checks. Keogh would mail these checks to the employees of defendant LAWSON PRODUCTS’s customers, who could then use these checks to purchase items in the designated retail stores. There were several steps that occurred before Keogh would issue these checks:
i. Cold Certificates. The first step was for sales agents to place orders for “cold certificates” with defendant LAWSON PRODUCTS, which would then inform Keogh of the orders. The sales agents would designate the recipient, the mailing address, the number of cold certificates, and the denomination of the cold certificates. Although the cold certificates were limited to $10 or $25 increments, sales agents could order multiple cold certificates totaling far in excess of $25 to be sent to a recipient.
ii. Redemption of Cold Certificates. Next, Keogh would ship, via mail or courier, the cold certificates to the recipient at the designated address. Along with the cold certificates, Keogh sent a list of retail stores participating in the Winners Choice program. To redeem the cold certificates, the recipient would fill out an order form by selecting a retail store and the address where Keogh should send the check. The recipient then sent the order form back to Keogh through the mail.
iii. Checks. Once the recipient had redeemed the cold certificates, Keogh mailed one or more checks, also known as “hot certificates,” to the recipient. While each check was written for $50 or less, Keogh could mail multiple checks totaling far in excess of $50 to a recipient. The checks issued by Keogh would list two payees: (1) the individual recipient and (2) the retail store designated by the individual recipient. The individual recipient could then use the checks at the designated retail store.

Cavalcade of Awards and LPI
     g. Cavalcade of Awards and LPI were programs in which defendant LAWSON PRODUCTS and its sales agents allowed employees of their customers to select items for themselves from catalogs that were produced by defendant LAWSON PRODUCTS. While the Cavalcade of Awards and LPI programs included items, such as tools, that could be used by customers, the catalogs also contained personal items, such as golf equipment, electronics, and toys. Employees of defendant LAWSON PRODUCTS’s customers could select items based upon the amount of “points” or “banque notes” they earned through the amount of purchases the employees caused their employers to make.
Spike Special
     h. Spike Special was a program offered at certain times of the year in which Drummond American and its sales agents provided items of value to employees of Drummond American’s customers if the employees purchased a certain amount of a specific item on behalf of their employers during the time period that the Spike Special was offered. As with the Cavalcade of Awards and LPI programs, the Spike Special program allowed employees to select items that could be used for their employers, such as tools, or personal items, such as golf equipment, electronics, and toys.
Policies
     i. Defendant LAWSON PRODUCTS had a policy that purported to bar sales agents from providing items of value to employees of federal, state, and local government. While this policy existed, defendant LAWSON PRODUCTS did not have any meaningful safeguards in place to detect whether its sales agents were providing items of value to employees of federal, state, and local government. Additionally, prior to December 15, 2005, defendant LAWSON PRODUCTS generally took no disciplinary action against sales agents it discovered were providing items of value to employees of federal, state, and local government.
     j. The employees of defendant LAWSON PRODUCTS customers owed a duty of honest services to the their employers, which included the duty to provide their employers with undivided loyalty that was free from conflict of interest between their personal interests and the interests of their employers. Further, many laws and policies existed that prohibited defendant LAWSON PRODUCTS customers from accepting anything of value from vendors in exchange for the customers’ business.
2.	Beginning no later than 1992 and continuing until approximately December 15, 2005, at Des Plaines and Vernon Hills, in the Northern District of Illinois, and elsewhere, LAWSON PRODUCTS, INC., defendant herein, along with others known and unknown, devised and intended to devise, and participated in, a scheme and artifice to defraud defendant LAWSON PRODUCTS’s customers of money, property, and the intangible right to the honest services of their employees, and to obtain money and property, by means of materially false and fraudulent pretenses, representations, and promises, as further alleged herein.
     3. It was part of the scheme to defraud that from on or about March 11, 1992 through on or about December 15, 2005, defendant LAWSON PRODUCTS provided substantial rewards, including approximately $9.7 million in Winners Choice checks, to employees of its customers in order to induce them to purchase, and to reward the employees for purchasing, merchandise from LAWSON PRODUCTS on behalf of their employers.

     4. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS trained its sales agents how to discuss its Illicit Programs with its customers’ employees in order to induce and increase sales.
     5. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS taught its sales agents to use the Illicit Programs to minimize customer complaints about pricing and price increases.
     6. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS’s sales agents occasionally told customers’ employees that the Winners Choice certificates were “cash,” “non-traceable,” “non-taxable,” and could not be linked to LAWSON PRODUCTS.
     7. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS directed its sales agents and Keogh to send Winners Choice cold certificates and checks to the home addresses of the employees of the customers, rather than the customers’ business addresses, to conceal the fact that defendant LAWSON PRODUCTS and its sales agents were providing items of value to its customers’ employees.
     8. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS sales agents occasionally ordered Winners Choice cold certificates and checks in the names of the spouses of the employees of the customers to conceal the fact that defendant LAWSON PRODUCTS and its sales agents were providing items of value to its customers’ employees.
     9. It was further part of the scheme to defraud that on occasion employees of defendant LAWSON PRODUCTS’s customers misrepresented to their employers that they had not received anything of value from LAWSON PRODUCTS.

     10. It was further part of the scheme to defraud that after its sales agents placed an order for Winners Choice cold certificates, defendant LAWSON PRODUCTS redacted the name of the customer from the Winners Choice order forms defendant LAWSON PRODUCTS submitted to Keogh in order to conceal the fact that defendant LAWSON PRODUCTS and its sales agents were providing items of value to the customers’ employees.
     11. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS, in order to conceal the fact that employees of defendant LAWSON PRODUCTS’s customers were receiving benefits through the Illicit Programs, intentionally did not place defendant LAWSON PRODUCTS’s name or logo on the Cavalcade of Awards and LPI catalogs.
     12. It was further part or the scheme to defraud that defendant LAWSON PRODUCTS knowingly did not issue or file Internal Revenue Form 1099s, as it was required to do, for employees of its customers receiving in excess of $600 a year from the Illicit Programs.
     13. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS improperly deducted the cost of the Illicit Programs as business expenses on its federal tax returns.
     14. It was further part of the scheme to defraud that defendant LAWSON PRODUCTS misrepresented, concealed and hid, and caused to be misrepresented, concealed and hidden, the purposes of and acts done in furtherance of the aforementioned scheme.
     15. As a result of the scheme, defendant LAWSON PRODUCTS obtained in excess of
$30,000,000 to which it was not entitled.

     16. On or about March 2, 2004, at Woodstock, in the Northern District of Illinois,
LAWSON PRODUCTS,
defendant herein, for the purpose of executing the above-described scheme and attempting to do so, knowingly caused to be placed in an authorized depository for mail matter, to be sent and delivered by the United States Postal Service, according to the directions thereon, an envelope from Keogh in Woodstock, Illinois, containing approximately $1,200 worth of Winners Choice cold certificates, addressed to the spouse of Ronald Gholdson, an employee for defendant LAWSON PRODUCTS’s customer Reilly Industries, Inc., at the Gholdsons’ home address in Indianapolis, Indiana.
     In violation of Title 18, United States Code, Sections 1341 and 1346.

UNITED STATES ATTORNEY

Appendix B
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION
UNITED STATES OF AMERICA,
NO
           V.
Judge
LAWSON PRODUCTS, INC.
STATEMENT OF FACTS
     1. LAWSON PRODUCTS, INC. (“LAWSON PRODUCTS”) was a publicly traded company organized under the laws of the State of Delaware, with its principal offices in Des Plaines, Illinois. LAWSON PRODUCTS was a distributor and marketer of systems, services and products sold to various entities in the public and private sectors. LAWSON PRODUCTS was the parent company of several subsidiaries, including Drummond American Corporation and Cronatron Welding Systems, Inc. LAWSON PRODUCTS generated approximately $400 million in sales annually.
     2. LAWSON PRODUCTS had two divisions: maintenance and repair operation (the “MRO business”) and original equipment manufacturing (the “OEM business”). From at least 1992 through on or about December 15, 2005, LAWSON PRODUCTS’s MRO business engaged in corrupt sales practices carried out through its MRO sales agents. These sales agents generally were permitted by LAWSON PRODUCTS to negotiate with its customers over the prices their customers would pay for LAWSON PRODUCTS merchandise. As a general rule, LAWSON PRODUCTS profits and the sales agents’ commissions were greater if they sold products at higher prices.
     3. LAWSON PRODUCTS maintained programs for its MRO business through which sales agents could provide items of value to individuals for purchasing LAWSON PRODUCTS merchandise on behalf of those individuals’ employers (the “Illicit Programs”). Among the Illicit Programs were Winners Choice, Cavalcade of Awards, LPI, and Spike Special. LAWSON PRODUCTS administered these Illicit Programs through its Merchandising Department until approximately December 15, 2005, when LAWSON PRODUCTS suspended the Illicit Programs.
     4. LAWSON PRODUCTS and its sales agents often provided a greater amount of rewards through these Illicit Programs if the individuals ordered a greater amount of LAWSON PRODUCTS merchandise on behalf of their employers. Some LAWSON PRODUCTS sales agents received training suggesting that they provide the customers’ employees with rewards through the Illicit Programs totaling approximately four to five percent of the amount of the sale.
     5. LAWSON PRODUCTS set up “promotional funds” for each sales agent that allowed LAWSON PRODUCTS and the sales agents to split the cost of the Illicit Programs. When a sales agent’s customer ordered merchandise, LAWSON PRODUCTS placed a percentage of the order, based on the amount of commission earned by the sales agent, into the promotional fund, up to a certain maximum dollar amount. A sales agent could then use the promotional fund to pay for at least a portion of the costs of items from the Illicit Programs. The sales agent would pay the remainder of the costs of items from the Illicit Programs out of the commissions the sales agents earned.
     6. LAWSON PRODUCTS trained its sales agents how to discuss its Illicit Programs with its customers’ employees in order to induce and increase sales. LAWSON PRODUCTS also taught its sales agents to use the Illicit Programs to minimize customer complaints about pricing and price increases.

     7. From the inception of the Illicit Programs until December 15, 2005, LAWSON PRODUCTS’s sales agents provided items of value of more than a nominal value to purchasing agents for governmental entities in violation of governmental statutes, rules, and regulations concerning procurement. During this same period, LAWSON PRODUCTS’s sales agents also provided items of value of more than a nominal value to private entity purchasing agents who accepted the items without the knowledge and consent of their employers and in violation of their employers’ procurement policies.
     8. In order to conceal the fact that employees of LAWSON PRODUCTS’s customers were receiving benefits through the Illicit Programs, LAWSON PRODUCTS intentionally did not place LAWSON PRODUCTS’s name or logo on the Cavalcade of Awards and LPI catalogs.
     9. LAWSON PRODUCTS had a policy that purported to bar sales agents from providing items of value to employees of federal, state, and local government. While this policy existed, LAWSON PRODUCTS did not have any meaningful safeguards in place to detect whether its sales agents were providing items of value to employees of federal, state, and local government. Additionally, prior to December 15, 2005, LAWSON PRODUCTS generally took no disciplinary action against its sales agents who it discovered were providing items of value to employees of federal, state, and local government. LAWSON PRODUCTS also generally took no disciplinary action against sales agents it discovered were providing items of value to employees of private companies in violation of those private companies’ policies.

Winners Choice
     10. In approximately late 1991 and early 1992, LAWSON PRODUCTS representatives met with Lawrence Keogh, the President of Keogh, Inc. (“Keogh”), which was in the business of offering an incentive program called Winners Choice (“WC”). LAWSON PRODUCTS decided to use Keogh’s WC program as a way to reward the employees of its customers for purchasing LAWSON PRODUCTS merchandise on behalf of their employers.
     11. LAWSON PRODUCTS directed Keogh to issue checks payable to employees of LAWSON PRODUCTS’s customers and to retail stores selected by the recipients of the checks. Keogh would mail these checks to the employees of LAWSON PRODUCTS ‘s customers, who could then use these checks to purchase items in the designated retail stores. LAWSON PRODUCTS’s sales agents occasionally told customers’ employees that the Winners Choice certificates were “cash,” “non-traceable,” “non-taxable,” and could not be linked to LAWSON PRODUCTS.
     12. There were several steps that occurred before Keogh would issue these checks:
          a. Cold Certificates. The first step was for sales agents to place orders for “cold certificates” with LAWSON PRODUCTS, which would then inform Keogh of the orders. The sales agents would designate the recipient, the mailing address, the number of cold certificates, and the denomination of the cold certificates. Although the cold certificates were limited to $10 or $25 increments, sales agents could order multiple cold certificates totaling far in excess of $25 to be sent to a recipient.
          b. Redemption of Cold Certificates. Next, Keogh would ship, via mail or courier, the cold certificates to the recipient at the designated address. Along with the cold certificates, Keogh sent a list of retail stores participating in the Winners Choice program. To redeem the cold certificates, the recipient would fill out an order form by selecting a retail store and the address where Keogh should send the check. The recipient then sent the order form back to Keogh through the mail.
          c. Checks. Once the recipient had redeemed the cold certificates, Keogh mailed one or more checks, also known as “hot certificates,” to the recipient. While each check was written for $50 or less, Keogh could mail multiple checks totaling far in excess of $50 to a recipient. The checks issued by Keogh would list two payees: (1) the individual recipient and (2) the retail store designated by the individual recipient. The individual recipient could then use the checks at the designated retail store.
     13. LAWSON PRODUCTS directed its sales agents and Keogh to send Winners Choice cold certificates and checks to the home addresses of the employees of the customers, rather than the customers’ business addresses, to conceal the fact that LAWSON PRODUCTS and its sales agents were providing items of value to its customers’ employees. LAWSON PRODUCTS sales agents occasionally ordered Winners Choice cold certificates and checks in the names of the spouses of the employees of the customers to conceal the fact that LAWSON PRODUCTS and its sales agents were providing items of value to its customers’ employees.
     14. After its sales agents placed an order for Winners Choice cold certificates, LAWSON PRODUCTS redacted the name of the customer from the Winners Choice order forms that LAWSON PRODUCTS submitted to Keogh in order to conceal the fact that LAWSON PRODUCTS and its sales agents were providing items of value to the customers’ employees.
     15. From on or about March 11, 1992 through on or about December 15, 2005, LAWSON PRODUCTS provided approximately $9.7 million in Winners Choice checks to employees of its customers in order to induce them to purchase, and to reward the employees for purchasing, merchandise from LAWSON PRODUCTS on behalf of their employers.
Cavalcade of Awards and LPI
     16. Cavalcade of Awards and LPI were programs in which LAWSON PRODUCTS and its sales agents allowed employees of their customers to select items for themselves from catalogs that were produced by LAWSON PRODUCTS. While the Cavalcade of Awards and LPI programs included items, such as tools, that could be used by customers, the catalogs also contained personal items, such as golf equipment, electronics, and toys. Employees of LAWSON PRODUCTS’s customers could select items based upon the amount of “points” or “banque notes” they earned through the amount of purchases the employees caused their employers to make.
Spike Special
     17. Spike Special was a program offered at certain times of the year in which Drummond American and its sales agents provided items of value to employees of Drummond American’s customers if the employees purchased a certain amount of a specific item on behalf of their employers during the time period that the Spike Special was offered. As with the Cavalcade of Awards and LPI programs, the Spike Special program allowed employees to select items that could be used for their employers, such as tools, or personal items, such as golf equipment, electronics, and toys.
     18. In many instances, LAWSON PRODUCTS provided its customers’ employees with income greater than $600 a year through these Illicit Programs. As a result, LAWSON PRODUCTS was obligated to issue and file Internal Revenue Form 1099s for these individuals. On occasion, Lawrence Keogh suggested to LAWSON PRODUCTS’s merchandising department that Keogh could issue and file CRS Form 1099s for these individuals on behalf of LAWSON PRODUCTS. LAWSON PRODUCTS, however, neither issued nor asked Keogh to issue or file IRS Form 1099s for these individuals.
     19. LAWSON PRODUCTS improperly deducted the cost of the Illicit Programs as business expenses on its federal tax returns.
     20. On or about March 2, 2004, at Woodstock, in the Northern District of Illinois, LAWSON PRODUCTS, knowingly caused to be placed in an authorized depository for mail matter, to be sent and delivered by the United States Postal Service, according to the directions thereon, an envelope from Keogh in Woodstock, Illinois, containing approximately $1,200 worth of Winners Choice cold certificates, addressed to the spouse of Ronald Gholdson, an employee for LAWSON PRODUCTS’s customer Reilly Industries, Inc., at the Gholdsons’ home address in Indianapolis, Indiana.

AGREED:
For LAWSON PRODUCTS:

THOMAS J. NERI	WILLIAM D. HEINZ
President and Chief Executive Officer Lawson Products, Inc.	JENNER & BLOCK Counsel for Lawson Products, Inc.

Appendix C
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION
UNITED STATES OF AMERICA,
Plaintiff,
v.
FUNDS CONTAINED IN
LASALLE BANK N.A. TRUST NO.
XXXXXX IN THE NAME OF
LAWSON PRODUCTS, INC.
VERIFIED COMPLAINT FOR FORFEITURE
     The UNITED STATES OF AMERICA, by PATRICK J. FITZGERALD, United States Attorney for the Northern District of Illinois, for its verified complaint against the above-named defendant property, alleges in accordance with Supplemental Rule (G)(2) of the Federal Rules of Civil Procedure as follows:
     1. This complaint for forfeiture is verified by the attached affidavit of Special Agent Brian Murphy of the Federal Bureau of investigation, which is fully incorporated herein.
Jurisdiction and Venue
     2. This is an in rem forfeiture action brought pursuant to Title 18, United States Code, Section 981(a)(1)(C) for forfeiture of the funds contained in LaSalle Bank N.A. Trust No. XXXXXX in the name of Lawson Products, Inc. (the “Funds”). This Court has jurisdiction over this civil asset forfeiture action pursuant to 28 U.S.C. § 1345 and 1355.
     3. This Court has in rein jurisdiction over the defendant property pursuant to Title 28, United States Code, Section 13 55(b)(1)(A), as certain of the acts giving rise to this forfeiture action occurred within the Northern District of Illinois.

     4. Venue is proper under Title 28, United States Code, Section 1395(b) because the Funds are found in this district.
     5. This forfeiture action in rem is brought pursuant to Title 18, United States Code, Section 981(a)(1)(C).
Specific Allegations
     6. There is probable cause to believe that Lawson Products, Inc. committed an offense against the United States, namely, mail fraud, from in or about 1992 to on or about December 15, 2005, in violation of Title 18, United States Code, Section 1341. Specifically, Lawson Products, Inc. provided kickbacks and other illegal rewards to its customers’ employees for purchasing Lawson Products, Inc. merchandise on behalf of their employers. As a result of this scheme, Lawson Products, Inc. obtained approximately $30,000,000 to which it was not entitled.
     7. On August 11, 2008, the United States filed an information against Lawson Products, Inc., charging one count of mail fraud. On August 11, 2008, Lawson Products, Inc. and the United States entered into a Deferred Prosecution Agreement. Pursuant to the Agreement, Lawson Products has admitted the factual allegations of the information and the United States has agreed to defer prosecution for the period of three years from the date of the Agreement, provided that Lawson Products, Inc. abide by the conditions and requirements of the Agreement.
     8. Further, pursuant to the Agreement, Lawson Products, Inc. agreed to pay to the United States of America a monetary penalty of $30,000,000, reduced by any restitution payments Lawson Products, Inc. made to victims of its scheme. Lawson Products agreed to place these funds in LaSalle Bank N.A. Trust No. XXXXXX in three annual payments, which are to be accelerated if Lawson Products, Inc. is sold or merged with another company. The parties agreed that the Funds would be subject to forfeiture in a separately tiled civil complaint. Lawson Products agreed to the entry of a judgment and agreed that the Funds shall be forfeited and disposed of according to law.
     9. By reason of the foregoing, there is probable cause to believe that the defendant property constitutes or is derived from proceeds traceable to violations of Title 18, United States Code, Section 1341 (mail fraud), and is subject to forfeiture pursuant to Title 18, United States Code, Section 981(a)(1)(C).
     WHEREFORE, the UNITED STATES OF AMERICA prays:
     A. That the defendant property be proceeded against for forfeiture and condemnation, that a warrant of seizure and monition issue and that due notice be given to all interested parties to appear and show cause why the forfeiture should not be decreed; and
     B. That the court adjudge and decree that the defendant property be forfeited to the United States and disposed of according to law.

Respectfully submitted, PATRICK J. FITZGERALD United States Attorney
By:	s/Brandon D. Fox
BRANDON D. FOX
Assistant United States Attorney 219 South Dearborn, Room 500 Chicago, Illinois 60604 (312) 353-5277

3

NORTHERN DISTRICT OF ILLINOIS
ss
COUNTY OF COOK
AFFIDAVIT OF BRIAN MURPHY
     BRIAN MURPHY, being duly sworn under oath, deposes and states as follows:
     1. I am a Special Agent with the Federal Bureau of Investigation in Rolling Meadows,
Illinois. I have been employed in this capacity for approximately 17 years.
          As part of my duties, I have participated in investigations of individuals involved in alleged criminal violations, including mail fraud, wire fraud, and bribery offenses. Through my training and experience and discussion with other law enforcement officers, I am familiar with the methods and practices used by individuals involved in violations of these and other federal and state law as it relates to their financial affairs.
     3. I have read the complaint in this matter. The facts alleged are true and correct to the best of my knowledge and belief based upon my own personal knowledge as well as information I have received from other agents, persons, and documents.
     4. I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.

BRIAN MURPHY, Special Agent Federal Bureau of Investigation
SUBSCRIBED and SWORN to before me
this                      day of

               NOTARY PUBLIC

APPENDIX D

Moog, Inc.	$110,530
Vertellus	$97,760	07 CR 235
Silberline Manufacturing	$41,195
Ada S. McKinley Community Services	$28,625	07 CR 234
US Steel	$29,475
International Paper	$27,625
Wesley Commons	$23,700
Cumming, Inc., Nelson Filter Division	$23,325
Caesar’s Palace	$22,925
ATC/Vancom	$22,000
Veteran Affairs Medical Center, Buffalo, NY	$21,875
IGI Labs	$21,550
Mittal Steel	$21,400
Victaulic	$21.375
Wheatland Tube	$20,400
Humboldt Utilities/Wastewater	$19,625
United Technologies	$19,475
ACW Management	$18,325
Maine Medical Center	$16,850
Hamilton college	$15,675
Town of Clay	$15,575
Michael Stores	$15,195
Bowdoin College	$14,775
Lenape Regional High School District	$13,525
General Motors – Electromotive Division	$12,075
Foremost Farms, USA Coop	$12,000
Unit Corp	$11,160
City of Long Beach	$4,575	07 CR 214
Spaulding County Corrections	$10,550
Mount Vernon Mills	$10,100
Illinois School District U-46	$9,875
Marymount University	$7,555
Logan County (IL) Housing Authority	$7,475
Macon County (IL) Highway Department	$4,525
Mattoon (IL) School District	$4,300
Chicago Heights (IL) Fire Department	$3,496	07 CR 232
Village of Hazel Crest, IL	$3,600	07 CT 232
Orland Park (IL) Park District	$1,495	07 CR 232
Lincoln (IL) High School	$3,400
Village of Ramsey, IL	$3,225
St. Mary’s Hospital (Decatur, IL)	$3,225
City of Blue Island, IL	$3,125	07 CR 234
Dayton Metropolitan Housing Authority	$3,030
Village of New Lenox, IL	$2,615	07 CR 232
Village of Rosemont, IL	$1,200
City of Elgin, IL	$1,050

Total	$806,431